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Exhibit 99.1

For Immediate Release

Contact:	Carrie Doyle 312-580-4685 (investors) Derrell Carter 314-746-1321 (media) www.smurfit-stone.com

SMURFIT-STONE ANNOUNCES EXPIRATION OF CASH TENDER OFFER
AND OFFERING OF NEW NOTES

CHICAGO, September 26, 2002—Smurfit-Stone Container Corporation (Nasdaq: SSCC) announced today that, as of 12:00 midnight, Eastern time, on Tuesday, September 24, 2002 (the "Expiration Time"), the previously announced tender offer of Jefferson Smurfit Corporation (U.S.), an indirect wholly-owned subsidiary of Smurfit-Stone, to purchase any and all of its outstanding 9 3/4% Senior Notes due 2003 (the "9 3/4% Notes"), had expired and that all 9 3/4% Notes tendered were accepted for purchase. As of the Expiration Time, approximately $473.7 million principal amount, or 94.7% of outstanding 9 3/4% Notes, had been validly tendered and not withdrawn.

        Smurfit-Stone also announced today that Jefferson Smurfit Corporation (U.S.) closed its previously announced private placement offering of $700,000,000 of 8 1/4% Senior Notes due 2012 (the "8 1/4% Notes"). The offer and sale of the 8 1/4% Notes was not registered under the Securities Act, and the 8 1/4% Notes may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1993, as amended, and applicable state securities laws.

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        Smurfit-Stone Container Corporation (Nasdaq: SSCC) is the industry's leading integrated manufacturer of paperboard- and paper-based packaging. Smurfit-Stone is a leading producer of containerboard, including white top linerboard and recycled medium; corrugated containers; multiwall bags; clay-coated recycled boxboard; and is the world's largest paper recycler. In addition, Smurfit-Stone is a leading producer of solid bleached sulfate, folding cartons, paper tubes and cores, and labels. The company operates approximately 300 facilities worldwide and employs approximately 38,500 people.

        This press release contains statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to changes in general economic conditions, continued pricing pressures in key product lines, seasonality and higher recycled fiber costs, as well as other risks and uncertainties detailed from time to time in the Company's Securities and Exchange Commission filings.

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  Exhibit 99.1